Exhibit 99.1

Company Investor/Media Contact:

DJO Incorporated

Mark Francois, Director of Investor Relations

(760) 734-4766

mark.francois@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED ANNOUNCES FINANCIAL RESULTS

FOR THIRD QUARTER 2010

SAN DIEGO, CA, November 4, 2010 — DJO Incorporated (“DJO” or the “Company”), a global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the third quarter of 2010, ended October 2, 2010.

Third Quarter Results

DJOFL achieved net sales from continuing operations for the third quarter of 2010 of $233.6 million, compared to net sales from continuing operations of $236.2 million for the third quarter of 2009.  Sales growth in the third quarter of 2010 was impacted by unfavorable changes in foreign currency exchange rates and by the sale or discontinuation of certain non-core product lines in the prior year.  On the basis of constant currency, excluding a $3.3 million unfavorable impact from changes in foreign exchange rates from the rates in effect in the third quarter of 2009, and excluding $2.3 million of revenue in the prior year period from product lines sold or discontinued, net sales in the third quarter of 2010 grew 1.3 percent over pro forma net sales in the third quarter of 2009.  The third quarters of 2010 and 2009 each included 63 shipping days.

For the third quarter of 2010, DJOFL reported a net loss attributable to DJOFL of $7.7 million, compared to $11.4 million for the third quarter of 2009. As detailed in the attached financial tables, the results for the current and prior year third quarter periods were impacted by significant non-recurring integration charges and other adjustments related to ongoing restructuring activities and acquisitions.

The Company defines Adjusted EBITDA as net income (loss) attributable to DJOFL plus loss (income) from discontinued operations, interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items

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and other adjustment items, including the addition of pre-acquisition EBITDA from businesses acquired during the period and certain future cost savings expected to be achieved related to acquisitions, all as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% senior notes and its 11.75% and 9.75% senior subordinated notes. A reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the third quarter of 2010, before net pre-acquisition Adjusted EBITDA related to a recent acquisition, was $61.3 million, or 26.2 percent of net sales, decreasing 5.6 percent, compared to Adjusted EBITDA, before net pre-acquisition Adjusted EBITDA and future cost savings, of $64.9 million, or 27.5 percent of net sales, for the third quarter of 2009. On the basis of constant currency, excluding a $1.4 million unfavorable change in foreign currency exchange rates compared to the rates in effect in the third quarter of 2009, Adjusted EBITDA for the third quarter of 2010 was $62.6 million, decreasing 3.5 percent compared to the third quarter of 2009. The year-over-year decrease is primarily attributable to a small decline in gross profit margin due primarily to changes in product and channel mix and a slight increase in operating expenses as a percentage of revenue, primarily related to investments in the Company’s U.S. commercial functions designed to accelerate future revenue growth.  Adjusted EBITDA as a percentage of net sales for the third quarter reflects a normal sequential decline from the second quarter due to the impact of the seasonal summer slow down in our European markets. For the twelve month period ended October 2, 2010 (“LTM”), Adjusted EBITDA was $263.7 million, or 27.1 percent of LTM net sales, including $0.3 million of pre-acquisition EBITDA related to the recent acquisition of a distribution business in South Africa, net of EBITDA disposed related to products sold or discontinued.

As of October 2, 2010, the Company had cash balances of $50.2 million and available liquidity of $100 million under its revolving line of credit.

Nine Month Results

Net sales from continuing operations for the first nine months of 2010 were $716.2 million, compared with net sales from continuing operations of $689.0 million for the first nine months of 2009. Sales growth in the first nine months of 2010 was impacted by unfavorable changes in foreign currency exchange rates as well as the sale or discontinuation of certain non-core product lines in the prior year. On the basis of constant currency, excluding a $0.9 million unfavorable impact from changes in foreign exchange rates from rates in effect in the first nine months of 2009, and excluding $7.3 million of revenue in the prior year period from discontinued product lines, net sales in the first nine months of 2010 grew 5.2 percent over pro forma net sales in the first nine months of 2009.  The nine month

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period of 2010 contained 192 shipping days, while the comparable period from 2009 included 188 shipping days.

For the first nine months of 2010, DJOFL reported a net loss attributable to DJOFL of $41.1 million, compared to a net loss attributable to DJOFL of $38.8 million for the first nine months of 2009. As detailed in the attached financial tables, the results for the current and prior year nine month periods were impacted by significant non-recurring charges and other adjustments related to ongoing restructuring activities and acquisitions.

Adjusted EBITDA for the first nine months of 2010, before pre-acquisition EBITDA related to recent acquisitions and future cost savings to be achieved related to the DJO Merger, was $190.2 million, or 26.6 percent of net sales, reflecting an increase of 7.3 percent, compared to $177.2 million, or 25.7 percent of net sales, for the first nine months of 2009. Adjusted EBITDA for the first nine months of 2010 was impacted by $0.4 million due to unfavorable changes in foreign currency exchange rates from the rates in effect in the first nine months of 2009. On the basis of constant currency, Adjusted EBITDA for the first nine months of 2010 increased 7.5 percent over Adjusted EBITDA for the first nine months of 2009.

“We are pleased to report our third quarter results,” said Les Cross, president and chief executive officer. “Overall, our quarterly revenue results reflect market conditions that have stabilized over the past year, but remain subdued by a number of macro-economic factors that led to lower healthcare utilization in the third quarter. As has been the case for several quarters now, we are seeing solid growth in several parts of our business, but that growth continues to be partially offset by headwinds faced in other areas.  Our sales growth rate in Q3 was also somewhat constrained by a stronger comparable period in the third quarter of 2009, which marked the beginning of recovery in DJO’s business from the low point of the economic recession in the first half of 2009.  The third quarter of 2009 also included a large, one-time sale to a certain international customer totaling nearly $1 million. While these items converged to impact our reported year-over-year growth rates in the third quarter, we were pleased to see average daily sales in the third quarter for our U.S. businesses increase modestly from average daily sales in the second quarter. Due to seasonality, we did not expect sequential growth in average daily sales in our international business.

“For 2010 to date, we have delivered positive sales growth in spite of certain challenges in our market environment. Our growth has been driven by new GPO-related bracing and supports revenue and good sales traction from several new products launched in the first half of this year.

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“Sales in our Bracing and Supports, Recovery Sciences, International and Surgical Implant segments were $78.2 million, $85.9 million, $55.0 million and $14.6 million, respectively. In constant currency, and on a pro forma basis excluding sales in the prior year period from product lines sold or discontinued, these sales levels represent year-over-year growth (decline) from the third quarter of 2009 of 2.3%, 1.2%, 1.0% and (2.7%), respectively.

“Our Bracing and Supports segment continued to benefit from the conversion of new hospital accounts under our Novation soft goods contract. Sales of new products launched in the first half of 2010, including the DonJoy Armor FourcePoint™ and VenaFlow Elite™, also continued to gain traction. Partially offsetting these gains, Bracing and Supports growth was impacted by the conversion of certain units previously billed to insurance companies at higher average selling prices to units sold at reduced average selling prices to clinics choosing to do their own insurance billing. While we generally retain the unit sales in these conversions, with comparable Adjusted EBITDA margins, the lower average selling prices for the converted units negatively impact our revenue growth and gross profit margins.

“Third quarter sales in our Recovery Sciences segment, which includes our Empi, Chattanooga and Regeneration businesses, were again led by Empi’s new Active™ product, which was launched in the first quarter of 2010. The Active is the first soft back brace to incorporate TENS (Transcutaneous Electrical Nerve Stimulation) technology to deliver wireless non-invasive pain control.  Revenue growth in our other Recovery Sciences businesses continues to be constrained by economic conditions that are reducing healthcare utilization rates. Additionally, Chattanooga faced a difficult year-over-year comparison with the beginning of the Chattanooga recovery occurring in the third quarter of 2009.

“Third quarter sales within our International segment were again driven by bracing and supports sales within all major international markets and by continued sales traction of Chattanooga’s new Shockwave™ product, which we launched at the beginning of the second quarter.  However, International growth was reduced by the impact of a one-time sale in the third quarter of 2009 of nearly $1 million, slower sales of CPM (continuous passive motion) products and continued challenges in the consumer markets for our consumer-focused Cefar Compex products. We are very pleased to announce the acquisition of the bracing and supports and vascular systems business from our South African distributor late in the third quarter. This acquisition allows us to capture the full in-market margin on our future sales in South Africa and better focus on opportunities to sell the full range of DJO products in this market.

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“Our Surgical Implant segment faced challenges in the third quarter similar to those we discussed in the second quarter of this year, related to the loss of a few key surgeon relationships.  However, we are encouraged by our new surgical product pipeline that is beginning to roll out.  Late in the third quarter, we launched our Lima™ Hip Revision System, which rounds out our hip offering with an excellent revision implant system that has extensive and proven clinical performance.  While we have just started selling this product in the U.S. under a distribution agreement with its European manufacturer, Lima Corporate (“Lima”), Lima has sold its modular revision hip for several years, providing revision hip surgeons outside of the U.S. with important options in modularity, sizing and implant positioning to perform the most challenging revision hip procedures.  We believe this new product and others we expect to launch later this year will contribute to revenue growth and provide us with important new opportunities in the reconstruction market.

“With actual sales levels slightly reduced in the third quarter, compared to the third quarter of 2009, due to unfavorable changes in foreign exchange rates and the sale or discontinuation of certain non-core product lines, combined with certain changes in our revenue mix, our third quarter adjusted gross profit margin fell by 30 basis points compared to the third quarter of 2009.

“Operating expenses were slightly higher year-over-year as a percentage of revenue, reflecting our investment in U.S. commercial operations to accelerate our future sales growth.

“Adjusted EBITDA was 26.2% of net sales in the third quarter, compared to 27.5% of net sales in the third quarter of 2009.

“We were pleased to announce the closing, on October 18, 2010, of the sale of $300 million of new 9.75% senior subordinated notes due 2017.  The proceeds from this offering were used to redeem our $200 million of 11.75% senior subordinated notes, prepay a portion of our senior secured term loan, and pay related premiums, fees and expenses. The transaction also resulted in extending maturities on a portion of our total debt and improving our senior secured leverage ratio.

“We remain optimistic about the fourth quarter, which is generally our seasonally strongest quarter.  It is also our shortest quarter this year with 61 shipping days, but on the basis of average daily sales, the fourth quarter should benefit from continued traction from new products launched this year, and from several other initiatives at work within our U.S. commercial operations team.  We acknowledge that industry-related headwinds remain, but we have plans to mitigate these economic impacts and improve our sales growth moving forward.

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“On behalf of the DJO management team and our Board of Directors, I would like to extend our appreciation to all DJO employees for a job well done in the third quarter.”

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1:00 PM, Eastern Time today, November 4, 2010. Individuals interested in listening to the conference call may do so by dialing (706) 634-0177 and use reservation code 17985704. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Incorporated

DJO is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular systems, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO’s products are marketed under the brands Aircast®, DonJoy®, ProCare®, CMF™, Empi®, Saunders®, Chattanooga, DJO Surgical, Compex®, Cefar®-Compex® and Ormed®. ReAble Therapeutics, Inc. acquired DJO Incorporated in a transaction completed on November 20, 2007 (the “DJO Merger”). Following completion of the DJO Merger, ReAble changed its name to DJO Incorporated. DJO uses its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted and accessible at www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for its businesses relative to the current market conditions, U.S. and global economic conditions, foreign exchange environment, the Company’s U.S. commercial strategy and its impact on sales growth

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acceleration, sales and Adjusted EBITDA levels and trends for 2010, sales acceleration and margin expansion. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business strategies relative to its Bracing and Supports, Recovery Sciences, Surgical Implant and International segments; successful execution of the Company’s sales strategies; the success of the Company’s cost reduction initiatives designed to improve gross profit margins, reduce operating expenses and increase cash flow; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the DJO Merger, recent notes offering, and other recent acquisitions; the impact on the Company and its customers from changes in global credit markets; the continued growth of the markets the Company addresses and any impact on these markets from changes in economic conditions in the U.S. and worldwide; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s dependence on third-party agents to manage insurance billing and collections; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; the impact of a previously-announced pending government investigation and related private lawsuit concerning industry reimbursement and marketing practices in the bone growth stimulation market; the availability and sufficiency of insurance coverage for

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pending and future product liability claims; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors are detailed in DJOFL’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 5, 2010 with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

Tables to follow

DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Nine Months Ended
	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009

Net sales	$233,559	$236,186	$716,162	$688,951
Cost of sales (exclusive of amortization, see note 1)	84,147	86,039	256,066	247,195
Gross profit	149,412	150,147	460,096	441,756

Operating expenses:
Selling, general and administrative	102,672	101,413	328,913	310,618
Research and development	5,892	5,616	16,923	17,581
Amortization of intangible assets	19,403	19,560	58,128	57,862
Impairment of assets held for sale	—	—	1,147	—
	127,967	126,589	405,111	386,061
Operating income	21,445	23,558	54,985	55,695

Other income (expense):
Interest expense	(37,240)	(39,173)	(114,867)	(117,319)
Interest income	92	211	232	749
Other income, net	4,981	1,422	1,364	3,009
	(32,167)	(37,540)	(113,271)	(113,561)
Loss from continuing operations before income taxes	(10,722)	(13,982)	(58,286)	(57,866)
Income tax benefit	3,191	2,969	17,983	19,901
Loss from continuing operations	(7,531)	(11,013)	(40,303)	(37,965)
Loss from discontinued operations, net of tax	—	(267)	—	(434)
Net loss	(7,531)	(11,280)	(40,303)	(38,399)
Net income attributable to noncontrolling interests	(184)	(94)	(827)	(368)
Net loss attributable to DJO Finance LLC	$(7,715)	$(11,374)	$(41,130)	$(38,767)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $9,230 and $27,211 for the three and nine months ended October 2, 2010, and $9,495 and $28,499 for the three and nine months ended September 26, 2009, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	October 2, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$50,244	$44,611
Accounts receivable, net	141,664	146,212
Inventories, net	108,888	95,880
Deferred tax assets, net	39,552	40,448
Prepaid expenses and other current assets	26,221	14,725
Total current assets	366,569	341,876
Property and equipment, net	83,866	86,714
Goodwill	1,190,694	1,191,497
Intangible assets, net	1,130,778	1,187,677
Other assets	37,404	42,415
Total assets	$2,809,311	$2,850,179

Liabilities and Equity
Current liabilities:
Accounts payable	$53,036	$42,144
Accrued interest	36,740	10,968
Current portion of debt and capital lease obligations	9,634	15,926
Other current liabilities	85,662	90,608
Total current liabilities	185,072	159,646
Long-term debt and capital lease obligations	1,795,754	1,796,944
Deferred tax liabilities, net	298,006	321,131
Other long-term liabilities	12,654	14,089
Total liabilities	2,291,486	2,291,810

Commitments and contingencies

Equity:
DJO Finance LLC membership equity:
Member capital	830,315	827,617
Accumulated deficit	(313,405)	(272,275)
Accumulated other comprehensive income (loss)	(1,833)	518
Total membership equity	515,077	555,860
Noncontrolling interests	2,748	2,509
Total equity	517,825	558,369
Total liabilities and equity	$2,809,311	$2,850,179

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

In the second quarter of 2010, we changed how we report our segmented financial information to senior management. Prior to the second quarter of 2010, our Bracing and Supports and Recovery Sciences businesses were reported together within the Domestic Rehabilitation Segment. During the second quarter, as a result of our recent sales and marketing leadership reorganization, these businesses are now separately evaluated and managed. Segment information for all periods presented has been restated to reflect this change.

	Three Months Ended		Nine Months Ended
	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009
Net sales:
Bracing and Supports	$78,156	$76,388	$232,087	$219,224
Recovery Sciences	85,884	85,794	257,361	249,767
Surgical Implant	14,559	15,416	46,735	47,097
International	54,960	58,588	179,979	172,863
	$233,559	$236,186	$716,162	$688,951
Gross profit:
Bracing and Supports	$42,521	$44,146	$127,865	$122,748
Recovery Sciences	66,753	64,377	195,773	188,162
Surgical Implant	10,258	11,779	34,533	36,541
International	30,697	32,434	106,097	98,645
Expenses not allocated to segments and eliminations	(817)	(2,589)	(4,172)	(4,340)
	$149,412	$150,147	$460,096	$441,756
Operating income:
Bracing and Supports	$17,188	$20,687	$50,428	$51,577
Recovery Sciences	30,962	27,715	85,441	75,962
Surgical Implant	401	2,805	4,545	8,982
International	9,752	10,625	40,787	33,556
Expenses not allocated to segments and eliminations	(36,858)	(38,274)	(126,216)	(114,382)
	$21,445	$23,558	$54,985	$55,695

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DJO Finance LLC

Adjusted EBITDA

For the Three and Nine Months Ended October 2, 2010 and September 26, 2009

and the Twelve Months Ended October 2, 2010

(unaudited)

Our Senior Secured Credit Facility, consisting of a $933.0 million term loan outstanding as of October 2, 2010 and a $100.0 million revolving credit facility, and the Indentures governing our $675.0 million of 10.875% senior notes, our $200.0 million of 11.75% senior subordinated notes (redeemed in October 2010) and our $300.0 million of 9.75% senior subordinated notes issued in October 2010 represent significant components of our capital structure. Under our Senior Secured Credit Facility, we are required to maintain specified senior secured leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA. If we fail to comply with the senior secured leverage ratio under our Senior Secured Credit Facility, we would be in default. Upon the occurrence of an event of default under the Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facility. Any acceleration under the Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus loss from discontinued operations, interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items, including the addition of pre-acquisition EBITDA from businesses acquired during the period and certain future cost savings expected to be achieved related to acquisitions, all as permitted in calculating covenant compliance under the Company’s Senior Secured Credit Facility and the Indentures governing its 10.875% senior notes and its 11.75% and 9.75% senior subordinated notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in our Senior Secured Credit Facility and the Indentures. Adjusted EBITDA is a material component of these covenants.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Senior Secured Credit Facility and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides reconciliation between net loss and Adjusted EBITDA:

	(unaudited)
	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands)	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009	October 2, 2010
Net loss attributable to DJO Finance LLC	$(7,715)	$(11,374)	$(41,130)	$(38,767)	$(52,796)
Loss (income) from discontinued operations, net of tax	—	267	—	434	(115)
Interest expense, net	37,148	38,962	114,635	116,570	154,064
Income tax benefit	(3,191)	(2,969)	(17,983)	(19,901)	(19,760)
Depreciation and amortization	25,924	27,163	77,754	78,434	111,468
Non-cash charges (a)	659	1,458	2,657	2,979	3,885
Non-recurring and integration charges (b)	11,406	10,945	49,249	40,710	62,509
Other adjustment items (c)	(2,971)	463	4,980	(3,221)	4,454
Adjusted EBITDA	$61,260	$64,915	$190,162	$177,238	$263,709

(a)          Non-cash charges are comprised of the following:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands)	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009	October 2, 2010
Impairment of assets held for sale (1)	$—	$—	$1,147	$—	$1,147
Stock compensation expense	444	909	1,309	2,335	2,356
Loss on disposal of assets, net	215	549	201	644	382
Total non-cash charges	$659	$1,458	$2,657	$2,979	$3,885

(1)          As a result of our integration of the operations of our Chattanooga division, we exited facilities in Hixson, Tennessee and listed the buildings for sale during the nine months ended October 2, 2010. Based on current estimated fair market value of the buildings, we recorded a $1.1 million non-cash charge during the nine months ended October 2, 2010, which has been reflected as impairment of assets held for sale.

(b)         Non-recurring and integration charges are comprised of the following:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands)	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009	October 2, 2010
Integration charges:
Employee severance and relocation	$270	$2,719	$2,627	$6,498	$4,847
Chattanooga integration	567	2,073	7,138	2,311	7,837
DJO Merger and other integration	1,355	2,753	4,212	11,322	7,287
U.S. commercial sales and marketing reorganization	2,540	—	7,877	—	7,877
International integration	16	582	79	5,679	1,237
Litigation costs and settlements, net	1,982	78	4,496	78	7,263
Additional product liability insurance (1)	—	—	11,138	—	11,138
ERP implementation	4,676	2,740	11,682	14,822	15,023
Total non-recurring and integration charges	$11,406	$10,945	$49,249	$40,710	$62,509

(1)          Primarily consists of insurance premiums related to a supplemental five-year extended reporting period for product liability claims related to our discontinued pain pump products, for which annual insurance coverage was not renewed.

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(c)          Other adjustment items are comprised of the following:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(In thousands)	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009	October 2, 2010
Blackstone monitoring fees	$1,750	$1,750	$5,250	$5,250	$7,000
Noncontrolling interests	184	94	827	368	1,182
Pre-acquisition Adjusted EBITDA (1)	—	—	—	—	443
Pre-disposition Adjusted EBITDA (2)	—	—	—	—	(100)
Other (3)	(4,905)	(1,381)	(1,097)	(8,839)	(4,071)
Total other adjustment items	$(2,971)	$463	$4,980	$(3,221)	$4,454

(1)          Pre-acquisition Adjusted EBITDA for the twelve months ended October 2, 2010 related to the acquisition of the bracing and supports and vascular systems business of our South African distributor.

(2)          Pre-disposition Adjusted EBITDA for the twelve months ended October 2, 2010 related to certain immaterial product lines sold in fiscal year 2009.

(3)          Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains. The nine months ended September 26, 2009 also included a $6.0 million gain related to the resolution of previously asserted reimbursement claims and the twelve months ended October 2, 2010 also included a $3.1 million gain related to the sale of certain product lines.

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